EXHIBIT 99.1

ENGlobal Reports Second Quarter Results

HOUSTON, Aug. 20, 2012 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Compared to Second Quarter 2011, except as otherwise noted:

  $0.37 loss per diluted share

  Revenues of $76.9 million, an increase of 5.3%

  Gross profit from operations of $5.6 million, a decrease of 29.4%

  Consolidated gross profit margin as a percentage of revenue of 7.3%, a decrease from 10.9%

"We are aggressively addressing the challenges facing our Company and believe we have strategies in place to return to profitability." William A. Coskey, ENGlobal's Chairman and Chief Executive Officer said. "I reassumed the CEO role three weeks ago with the intent of instilling confidence in our employees and customers. During our recovery, I am prepared to make the decisions necessary to increase profitability and ultimately deliver value for our stakeholders. The number of project opportunities available to ENGlobal is encouraging."

ENGlobal reported a net loss of $9.8 million, or $(0.37) per diluted share, for the quarter ended June 30, 2012, compared to net income of $0.1 million, or $0.01 per diluted share for the same period last year. Second quarter revenues increased to $76.9 million, 5.3% higher than the $73.1 million for the second quarter of fiscal year 2011. The second quarter 2012 results included the effects of a $6.2 million non-cash charge relating to a valuation allowance that was taken against the Company's deferred tax assets.

Mr. Coskey stated, "While ENGlobal's second quarter of 2012 produced poor results, the majority of the loss is attributable to events we expect to be non-recurring. The largest portion relates to a non-cash charge being taken against our deferred tax assets. In addition, there were charges on one project that has been completed and on another we expect will be completed in the near future in our discontinued operations."

The Company's consolidated revenues increased to $76.9 million in the three months ended June 30, 2012, an increase of 5.3% over the same period from the prior year. The primary reasons for this increase were increased in-plant placements in the Engineering and Construction ("E&C") segment and increased activity in the Fabrication and Non-Fabrication divisions in the Automation segment.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended June 30, 2012 and 2011, respectively:

	Quarter Ended				Quarter Ended
	June 30, 2012				June 30, 2011
	(dollars in millions)

Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$ 44,816	58.3%	6.4%	0.6%	$ 43,699	59.7%	10.1%	6.8%
Automation	14,335	18.6%	10.2%	3.2%	11,383	15.6%	21.0%	12.2%
Field Solutions	17,793	23.1%	7.3%	2.2%	18,020	24.7%	6.7%	1.3%
Consolidated	$ 76,944	100.0%	7.3%	(2.8)%	$ 73,102	100.0%	10.9%	1.7%

Overall, selling, general and administrative ("SG&A") expenses increased $1.1 million from $6.8 million in the three months ended June 30, 2011, to $7.8 million the same period for 2012. The increase primarily resulted from increased salary and related expenses of approximately $0.8 million incurred primarily as a result of initiatives undertaken in early 2012 in anticipation of increased activity for the remainder of the year and bad debt expense increase of approximately $0.6 million in the E&C segment, partially offset by a decrease of approximately $0.7 in facility and other expenses. As a percentage of revenue, SG&A expense increased to 10.2% for the three months ended June 30, 2012, from 9.2% for the comparable prior year period. During June, the Company began reducing overhead and staff levels in response to the reduced activity levels expected for the remainder of 2012. These staff reductions resulted in severance costs of approximately $0.2 million during the quarter.

We continue to manage our billing and client collection processes to reduce past due receivables to the extent practicable. We believe that our allowance for bad debt is adequate to cover any potential non-payment by our customers. We are focusing our efforts to collect accounts receivable from clients whose payment practices are slower or whose payment terms are longer compared to the Company's average payment terms.

At August 15, 2012, the Company had unrestricted cash on hand totaling approximately $0.7 million, and availability under the PNC Credit Facility totaled approximately $1.3 million, subject to certain restrictions. In addition, at that date, one $9.1 million letter of credit was outstanding under the Ex-Im Bank Facility and collateralized by $2.3 million in cash. As a result of the defaults under the PNC Credit Facility and the Ex-Im Bank Facility described in our quarterly report on Form 10-Q for the second quarter ended June 30, 2012 filed with the SEC, additional borrowings under these facilities may be limited or restricted. As a result, the Company's liquidity requirements currently depends primarily on cash flow from operations and timely collection of outstanding invoices.

As of the date of this press release, the Company was in active discussions with its banks regarding the terms under which the defaults under the PNC Credit Facility and the Ex-Im Bank Facility may be cured or waived. However, we cannot assure you that we will be successful in obtaining the cure or waiver of such defaults. If we fail to obtain the cure or waiver of such defaults, the lenders may exercise any and all rights and remedies available to them under their respective agreements.

ENGlobal's employee count remained steady at approximately 1,900 for the quarter ended June 30, 2012. ENGlobal averaged 134,000 billable hours per two-week period during the second quarter 2012, a 14% decrease, when compared to 156,000 billable hours in the same period in 2011. The second quarter 2012 average represents a 4% decrease over 140,000 billable hours in the first quarter 2012 and ENGlobal reached a maximum of approximately 153,000 billable hours per two-week period during the second quarter. The Company's overall utilization percentage was approximately 88% for the second quarter 2012, compared with approximately 91% for the comparable period of 2011.

On August 21, 2012, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #94115037 approximately 10 minutes before the scheduled start time and request the "ENGlobal Second Quarter 2012 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Tuesday, September 4, 2012. The replay can be accessed by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), Conference ID #94115037. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 will be filed with the Securities and Exchange Commission this afternoon reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions, and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory services, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, and related information technology. ENGlobal has approximately 1,900 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1)  our ability to achieve profitability and positive cash flow from operations; (2) our ability to collect accounts receivable and process accounts payable in a timely manner; (3) our ability to obtain the cure or waiver of defaults under our credit facility with PNC Bank and our existing letter of credit facility with Export-Import Bank of the United States; (4) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (5) our ability to achieve our business strategy while effectively managing costs and expenses; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the effect of changes in the price of oil; (8) delays related to the award of domestic and international contracts; (9) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (10) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (12) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (13) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; (14) achievement of our acquisition and related integration plans; and (15) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Financial Highlights
(dollars in thousands, except per share amounts)

	Quarter Ended June 30,
	2012	2011

Operating revenues	$ 76,944	$ 73,102
Operating costs	71,303	65,109
Gross profit	5,641	7,993

Selling, general and administrative expenses	7,821	6,759
Operating income (loss)	(2,180)	1,234

Other income (expense):
Other income (expense), net	$ (4)	$ (17)
Interest expense, net	$ (375)	$ (191)

Income (loss) from continuing operations before income taxes	(2,559)	1,026

Provision (benefit) for federal and state income taxes	$ 5,195	$ 454

Income (loss) from continuing operations	$ (7,754)	$ 572

Income (loss) from discontinued operations, net of taxes	$ (2,073)	$ (430)

Net income (loss)	$ (9,827)	$ 142

(Loss) per common share - diluted:
Loss from continuing operations	$ (0.29)	$ 0.02
Income (loss) from discontinued operations	$ (0.08)	$ (0.01)
Net loss	$ (0.37)	$ 0.01

Weighted average shares used in computing losses per share - diluted (in thousands):	26,804	26,958

Selected Balance Sheet Information (in thousands):
	As of
	June 30, 2012	December 31, 2011

Cash and cash equivalents (1)	$ 1,553	$ 26
Working capital	17,925	26,675
Property and equipment, net	3,279	3,384
Total assets	108,808	104,179
Long-term debt, net of current portion	—	—
Stockholders' Equity	48,665	58,500
(1) ENGlobal uses its cash position to pay down its revolving line of credit.
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com